Exhibit 2.1

PLAN OF CONVERSION

OF

AERSALE CORPORATION, A DELAWARE CORPORATION,

INTO

AERSALE CORPORATION, A TEXAS CORPORATION

This Plan of Conversion (this “Plan”), dated as of September 25, 2026, is hereby adopted by AerSale Corporation, a Delaware corporation (the “Converting Entity”), and sets forth the terms, conditions and procedures governing its conversion into, and continued existence as, AerSale Corporation, a Texas corporation (the “Converted Entity”), pursuant to the Delaware General Corporation Law (the “DGCL”) and the Texas Business Organizations Code (the “TBOC”).

Recitals

A.The Converting Entity was formed as a Delaware corporation on December 2, 2019.

B.The Converting Entity desires to convert into a Texas corporation (the “Conversion”) pursuant to the terms and conditions set forth in this Plan and in accordance with Section 266 of the DGCL and Title 1, Chapter 10, Subchapter C of the TBOC.

C.The Board of Directors (the “Board”) of the Converting Entity has unanimously (i) determined that the Conversion is advisable and in the best interests of the Converting Entity and its stockholders and recommended the approval of the Conversion by the stockholders of the Converting Entity, and (ii) approved and adopted this Plan, the Conversion and the other documents and transactions contemplated by this Plan, including the Texas Charter (as defined below), the Texas Bylaws (as defined below), the Texas Certificate of Conversion (as defined below), and the Delaware Certificate of Conversion (as defined below).

D.The stockholders of the Converting Entity have approved and adopted this Plan, the Conversion and the other documents and transactions contemplated by this Plan, including the Texas Charter, the Texas Bylaws, the Texas Certificate of Conversion and the Delaware Certificate of Conversion, in accordance with the requirements of the DGCL and the certificate of incorporation of the Converting Entity.

E. The mode of carrying out the Conversion into effect shall be as described in this Plan.

NOW THEREFORE, in reliance on the above set forth recitals, the Converting Entity does hereby adopt the Plan, as set forth below:

Terms and Conditions of the Plan of Conversion

1.Name of the Converting Entity.  The name of the Converting Entity is “AerSale Corporation”, a Delaware corporation.

2.Name of the Converted Entity.  The name of the Converted Entity shall be “AerSale Corporation”, a Texas corporation.
3.Continued Existence and Entity Type.  The Converted Entity will be a Texas for-profit corporation governed by the laws of the State of Texas. The Converting Entity is continuing its existence, without lapse or interruption, in the organizational form of a Texas for-profit corporation under the name “AerSale Corporation”; that is, in the organization form of the Converted Entity.
4.Conversion of Shares of Stock.  At the Effective Time (as defined below), automatically by virtue of the Conversion and without any further action on the part of any person, each outstanding share of common stock (including restricted stock, which shall remain restricted on the same terms as currently apply), par value $0.0001 per share, of the Converting Entity shall convert into one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Converted Entity, and any option, warrant, restricted stock unit or other right to receive or acquire shares of common stock of the Converting Entity issued and outstanding immediately prior to the Effective Time shall continue in existence in the form of and will automatically become an option, warrant, restricted stock unit or other right to receive or acquire an equal number of shares of common stock of the Converted Entity under the same terms and conditions. No shares of preferred stock are issued and outstanding as of the Effective Date.
5.Agreements. As of the Effective Time, automatically by virtue of the Conversion and without any further action on the part of any person, each agreement to which the Converting Entity is a party, shall continue to be an agreement of the Converted Entity on the same terms and conditions and any references to the Converting Entity thereunder shall, on and after the Effective Time, mean the Converted Entity.
6.Stock Certificates. All of the outstanding certificates representing shares of common stock of the Converting Entity immediately prior to the Effective Time shall be deemed for all purposes to continue to evidence ownership of and to represent the same number of shares of common stock of the Converted Entity into which such shares have been converted pursuant to the Conversion, from and after the Effective Time.
7.Employment-Related Agreements and Plans. As of the Effective Time, automatically by virtue of the Conversion and without any further action on the part of any person, each employment letter or agreement, employee benefit plan or agreement, incentive compensation plan or agreement or other similar plan or agreement to which the Converting Entity is a party, or otherwise maintains, sponsors or contributes, shall continue to be a plan or agreement of the Converted Entity on the same terms and conditions and any references to the Converting Entity thereunder shall mean the Converted Entity on and after the Effective Time. To the extent that any such plan, letter or agreement provides for the issuance, or is otherwise based on the value, of common stock or other equity securities of the Converting Entity, as of the Effective Time, automatically by virtue of the Conversion and without any further action on the part of any person, such plan or agreement shall be deemed to provide for the issuance, or be based on the value, of common stock or other equity securities of the Converted Entity, respectively.

8.Approval.  This Plan of Conversion has been approved by the Board and the stockholders of the Converting Entity.
9.Certificate of Conversion.  The proper officers of the Converting Entity shall file or cause to be filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a Certificate of Conversion in the form attached hereto as Exhibit A (the “Delaware Certificate of Conversion”), and shall file or cause to be filed with the Secretary of State of the State of Texas (the “Texas Secretary of State”) (a) a Certificate of Conversion in the form attached hereto as Exhibit B (the “Texas Certification of Conversion”) and (b) a Certificate of Formation in the form attached hereto as Exhibit C (the “Texas Charter”) and any and all documents required to be filed with the Texas Secretary of State in connection with the Conversion and the Converting Entity or the Converted Entity, as applicable, and shall make all other filings or recordings required by the DGCL or the TBOC in connection with the Conversion.
10.Effective Time.  The Conversion shall become effective upon the filing the Delaware Certificate of Conversion with the Delaware Secretary of State and the Texas Certificate of Conversion and the Texas Charter with the Texas Secretary of State (the “Effective Time”).
11.Registrations/Qualifications To Do Business.   For the purpose of authorizing the Converted Entity to do business in any state, territory, or dependency of the United States, including, but not limited to, Delaware, or of any foreign country in which it is necessary or expedient for the Converted Entity to transact business, the officers of the Converted Entity are hereby authorized and empowered to appoint and substitute all necessary agents or attorneys for service of process, to designate and to prepare, execute, and file, for and on behalf of the Converted Entity, all necessary certificates, reports, powers of attorney, and other instruments as may be required by the laws of such state, territory, dependency, or country to authorize the Converted Entity to transact business therein, and whenever it is expedient for the Converted Entity to cease doing business therein and withdraw therefrom, to revoke any appointment of agent or attorney for service of process, and to file such certificates, reports, revocation of appointment, or surrender of authority as may be necessary to terminate the authority of the Converted Entity to do business in any such state, territory, dependency, or country, and all actions taken by the officers of the Converted Entity prior to the Effective Time in furtherance of this Section 11 shall be, and each of them hereby is, approved, ratified and confirmed in all respects as the proper acts and deeds of the Converted Entity.
12.Effect of the Conversion.  At the Effective Time, the effect of the Conversion will be as provided by this Plan and by the applicable provisions of the DGCL and the TBOC.  Without limitation of the foregoing, for all purposes of the laws of the State of Delaware and the State of Texas, all of the rights, privileges, and powers of the Converting Entity, and all property, real, personal, and mixed, and all debts due to the Converting Entity, as well as all other things and causes of action belonging to the Converting Entity, shall remain vested in the Converted Entity and shall be the property of the Converted Entity, and all debts, liabilities, and duties of the Converting Entity shall remain attached to the Converted Entity, and may be enforced against the Converted Entity to the same extent as if said debts, liabilities, and duties had originally been incurred or contracted by the Converted Entity.

13.Governance of the Converted Entity.  On and after the Effective Time, the TBOC, the Texas Charter and the bylaws of the Converted Entity in the form attached hereto as Exhibit D (the “Texas Bylaws” and together with the Texas Charter, the “Texas Governing Documents”) shall govern the Converted Entity.
14.Directors and Officers.  On and after the Effective Time, by virtue of the Conversion and without any further action on the part of the Converting Entity or its stockholders, the members of the Board and the officers of the Converting Entity holding their respective offices in the Converting Entity existing immediately prior to the Effective Time shall continue in their respective offices as members of the Board and officers of the Converted Entity, as applicable.
15.Amendment or Abandonment. This Plan may be amended or abandoned by the Converting Entity and the Conversion may be abandoned at any time prior to the Effective Time by the Board.
16.Governing Law. All issues and questions concerning the application, construction, validity, interpretation, and enforcement of this Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.
17.Third Party Beneficiaries. This Plan shall not confer any rights or remedies upon any person or entity other than as expressly provided herein. It being understood that, notwithstanding anything to the contrary in this Plan, no provision of this Plan is intended to, or does, confer any rights or remedies on any current or former employee or other service provider of the Converting Entity (nor any other individual associated therewith) and none of such individuals shall be regarded for any purpose as a third party beneficiary to this Plan.
18.Severability.   Whenever possible, each term and provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any term or provision of this Plan is held to be prohibited by or invalid under applicable law or in any jurisdiction, such term or provision will be ineffective only to the extent, of such prohibition or invalidity, without invalidating the remainder of this Plan. Upon the determination that any term or provision of this Plan is invalid, illegal or unenforceable, such term or provision shall be deemed amended in such jurisdiction, without further action on the part of any person or entity, to the limited extent necessary to render the same valid, legal or enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, this Plan of Conversion is executed as of the date first set forth above.

AERSALE CORPORATION,

a Delaware corporation

By: /s/ Paul Hechenberger

Name:  Paul Hechenberger

Title:   Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT A

Delaware Certificate of Conversion

(See attached)

EXHIBIT B

Texas Certificate of Conversion

(See attached)

EXHIBIT C

Texas Charter

(See attached)

EXHIBIT D

Texas Bylaws

(See attached)